Exhibit 4.10
THIS WARRANT AND THE SECURITIES ISSUABLE UPON EXERCISE OF THIS WARRANT HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “ACT”), OR REGISTERED OR QUALIFIED FOR SALE UNDER ANY STATE OR FOREIGN SECURITIES LAWS. THEY MAY NOT BE SOLD, OFFERED FOR SALE, PLEDGED, OR HYPOTHECATED UNLESS (I) A REGISTRATION STATEMENT COVERING SUCH SHARES IS EFFECTIVE UNDER THE ACT AND IS QUALIFIED UNDER APPLICABLE STATE AND FOREIGN LAW OR (II) THE TRANSACTION IS EXEMPT FROM THE REGISTRATION AND PROSPECTUS DELIVERY REQUIREMENTS UNDER THE ACT AND THE QUALIFICATION REQUIREMENTS UNDER APPLICABLE STATE AND FOREIGN LAW AND AN OPINION SATISFACTORY TO THE COMPANY TO SUCH EFFECT HAS BEEN RENDERED BY COUNSEL.
WARRANT AGREEMENT
To Purchase Shares of Preferred Stock of
GLORI ENERGY INC.
Dated as of June 11, 2012 (the “Effective Date”)
     WHEREAS, Glori Energy Inc., a Delaware corporation (the “Company”), Glori California Inc., a Delaware corporation, Glori Holdings Inc., a Delaware corporation and Glori Oil (Argentina) Limited, a Delaware corporation have entered into a Loan and Security Agreement of even date herewith (the “Loan Agreement”) with Hercules Technology Growth Capital, Inc., a Maryland corporation (the “Warrantholder”);
     WHEREAS, the Company desires to grant to Warrantholder, in consideration for, among other things, the financial accommodations provided for in the Loan Agreement, the right to purchase shares of its Preferred Stock pursuant to this Warrant Agreement (this “Agreement”);
     NOW, THEREFORE, in consideration of the Warrantholder executing and delivering the Loan Agreement and providing the financial accommodations contemplated therein, and in consideration of the mutual covenants and agreements contained herein, the Company and Warrantholder agree as follows:
          SECTION 1. GRANT OF THE RIGHT TO PURCHASE PREFERRED STOCK.
     For value received, the Company hereby grants to the Warrantholder, and the Warrantholder is entitled, upon the terms and subject to the conditions hereinafter set forth, to subscribe for and purchase, from the Company, the Designated Warrant Number (as defined below) of fully paid and non-assessable shares of the Preferred Stock (as defined below) at the Exercise Price (as defined below). The number and Exercise Price of such shares are subject to adjustment as provided in Section 8. As used herein, the following terms shall have the following meanings:
“Act” means the Securities Act of 1933, as amended.

“Affiliate” of a person means any other person that directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, such person. The term “control” (including the terms “controlled by” and “under common control with”) means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a person, whether through the ownership of voting securities, by contract or otherwise. The term “person” as used in this Agreement means an individual, corporation, partnership, joint venture, limited liability company, trust, association or other entity.

“Business Day” means any day, except a Saturday, Sunday or legal holiday, on which banking institutions in Houston, Texas or Palo Alto, California are authorized or obligated by law or executive order to close.

“Charter” means the Company’s Certificate of Incorporation or other constitutional document, as may be amended, restated or amended and restated from time to time.

“Common Stock” means the Company’s common stock, $0.0001 par value per share.

“Designated Warrant Number” means the quotient of the Warrant Coverage divided by the Exercise Price, which quotient, if not a whole number, shall be rounded down to the nearest whole number.

“Excluded Issuances” means any issuance or sale by the Company after the Effective Date of: (a) shares of Preferred Stock or Common Stock issued upon the exercise of this Agreement; (b) shares of Preferred Stock, Common Stock or securities (directly or indirectly) convertible into or exchangeable for Preferred Stock or Common Stock, including warrants or other rights or options to subscribe for or purchase Common Stock or Preferred Stock, issued (i) to persons in connection with a joint venture, strategic alliance or other commercial relationship with such person (including persons that are customers, suppliers and strategic partners of the Company) relating to the operation of the Company’s business and not for the primary purpose of raising equity capital, (ii) in connection with a transaction in which the Company, directly or indirectly, acquires another business or its tangible or intangible assets, or (iii) to lenders as equity kickers in connection with debt financings of the Company, in each case where such transactions have been approved by the Board of Directors of the Company; (c) shares of Preferred Stock, Common Stock or securities (directly or indirectly) convertible into or exchangeable for Preferred Stock or Common Stock, including warrants or other rights or options to subscribe for or purchase Common Stock or Preferred Stock issued to the lessor or vendor in any office lease or equipment lease or similar equipment financing transaction in which the Company obtains the use of such office space or equipment for its business; or (d) shares of Preferred Stock, Common Stock or securities (directly or indirectly) convertible into or exchangeable for Preferred Stock or Common Stock, including warrants or other rights or options to subscribe for or purchase Common Stock or Preferred Stock, that is covered by Section 8 of this Agreement.

“Exercise Price” means a purchase price of any of the following, as applicable: (a) if the Warrant is exercised with respect to Series C Preferred Stock, the lower of (i) $2.741 per share, or (ii) the Subsequent Round Securities Price Per Share (whether such Subsequent Round is with respect to Series C Preferred Stock or another Subsequent Round, at Warrantholder’s option), or (b) if the Warrant is exercised with respect to another Subsequent Round, the Subsequent Round Securities Price Per Share.

“Initial Public Offering” means the initial underwritten public offering of the Company’s Common Stock pursuant to a registration statement under the Act, which public offering has been declared effective by the Securities and Exchange Commission (“SEC”).

“Merger Event” means a merger or consolidation involving the Company in which the Company is not the surviving entity, or in which the outstanding shares of the Company’s capital stock are otherwise converted into or exchanged for shares of capital stock of another entity.

“Preferred Stock” means, at the Warrantholder’s option, (a) the Series C Preferred Stock of the Company, or (b) shares of any other series of preferred stock of the Company issued in a Subsequent Round prior to the Initial Public Offering. In the case of each of (a) and (b), upon and after the occurrence of an event which results in the automatic or voluntary conversion, redemption or retirement of all (but not less than all) of the outstanding shares of such Preferred Stock, including, without limitation, the consummation of an Initial Public Offering of the Common Stock in which such a conversion occurs, into shares of Common Stock (any such event referred to herein as a “Conversion Event”) then from and after the date upon which such outstanding shares are so converted, redeemed or retired, “Preferred Stock” shall mean such Common Stock. If a Conversion Event occurs with respect to a series of Preferred Stock, then in lieu of such shares of Preferred Stock that the Warrantholder would have been entitled to purchase pursuant to this Agreement prior to such Conversion Event, the Warrantholder shall thereafter be entitled to purchase such number of shares of Common Stock that the Warrantholder would have been entitled to had it exercised this Agreement with respect to such shares of Preferred Stock immediately prior to such Conversion Event and then participated in the Conversion Event.

“Purchase Price” means, with respect to any exercise of this Agreement, an amount equal to the Exercise Price as of the relevant time multiplied by the number of shares of Preferred Stock requested to be exercised under this Agreement pursuant to such exercise.

“Subsequent Round” means the closing of any Company financing involving the sale of Preferred Stock for cash which becomes effective after the Effective Date but before an Initial Public Offering. Subsequent Round shall exclude the Excluded Issuances.

“Subsequent Round Securities Price Per Share” means the lowest price per share paid by investors paying cash for Preferred Stock issued and sold by the Company in the Subsequent Round.

“Warrant Coverage” means $400,000.
          SECTION 2. TERM OF THE AGREEMENT.
     Except as otherwise provided for herein, the term of this Agreement and the right to purchase Preferred Stock as granted herein (the “Warrant”) shall commence on the Effective Date and shall be exercisable for a period ending at 5:00 p.m., Houston, Texas time, on the tenth anniversary of the Effective Date, or if such day is not a Business Day, on the next preceding Business Day.
          SECTION 3. EXERCISE OF THE PURCHASE RIGHTS.
     (a) Exercise. The purchase rights set forth in this Agreement are exercisable by the Warrantholder, for all or any part of the Warrant Coverage, at any time, or from time to time, prior to the expiration of the term set forth in Section 2, by tendering to the Company at its then principal executive offices this Agreement and a notice of exercise in the form attached hereto as Exhibit I (the “Notice of Exercise”), duly completed and executed and payment in full of the Purchase Price in accordance with the terms set forth below. Promptly upon receipt of the Notice of Exercise and the payment of the Purchase Price in accordance with the terms set forth below, and in no event later than five (5) Business Days thereafter, the Company shall issue to the Warrantholder a certificate for the number of shares of Preferred Stock purchased and shall execute the acknowledgment of exercise in the form attached hereto as Exhibit II (the

“Acknowledgment of Exercise”) indicating the Warrant Coverage amount which remains subject to future purchases, if any.
     The Purchase Price may be paid at the Warrantholder’s election either (i) by cash or check, or (ii) by surrender of all or a portion of the Warrant for shares of Preferred Stock to be exercised under this Agreement and, if applicable, an amended Agreement representing the remaining number of shares purchasable hereunder, as determined below (“Net Issuance”). If the Warrantholder elects the Net Issuance method, the Company will issue Preferred Stock in accordance with the following formula:

X =	Y(A-B) A

Where:	X =	the number of shares of Preferred Stock to be issued to the Warrantholder.

Y = the number of shares of Preferred Stock requested to be exercised under this Agreement.

A = the fair market value of one (1) share of Preferred Stock at the time of issuance of such shares of Preferred Stock.

	B =	the Exercise Price.
     For purposes of the above calculation, current fair market value of Preferred Stock shall mean with respect to each share of Preferred Stock:
     (i) if the exercise is in connection with an Initial Public Offering, and if the Company’s Registration Statement relating to such Initial Public Offering has been declared effective by the SEC and the Initial Public Offering has closed, then the fair market value per share shall be the product of (x) the initial “Price to Public” of the Common Stock specified in the final prospectus with respect to the offering and (y) the number of shares of Common Stock into which each share of Preferred Stock is convertible at the time of such exercise;
     (ii) if the exercise is after, and not in connection with an Initial Public Offering, and:
     (A) if the Common Stock is traded on a securities exchange, the fair market value shall be deemed to be the product of (x) the average of the closing prices over a five (5) day period ending three days before the day the current fair market value of the securities is being determined and (y) the number of shares of Common Stock into which each share of Preferred Stock was convertible at the time of the Initial Public Offering; or
     (B) if the Common Stock is traded over-the-counter, the fair market value shall be deemed to be the product of (x) the average of the closing bid and asked prices quoted on the NASDAQ system (or similar system) over the five (5) day period ending three days before the day the current fair market value of the securities is being determined and (y) the number of shares of Common Stock into which each share of Preferred Stock was convertible at the time of the Initial Public Offering;
     (iii) if at any time the Common Stock is not listed on any securities exchange or quoted in the NASDAQ National Market or the over-the-counter market, the current fair market value of Preferred Stock shall be the product of (x) the highest price per share which the Company could obtain from a willing buyer (not a current employee or director) for shares of Common Stock sold by the Company, from authorized but unissued shares, as determined in good faith by its Board of Directors, unless the Company shall become subject to a Merger Event, in which case the fair market value of Preferred Stock shall be deemed to be the per share value received by the holders of the Company’s Preferred Stock on a common equivalent basis pursuant to such Merger Event, and (y) the number of shares of Common Stock into which each share of Preferred Stock is convertible at the time of such exercise; provided, however, that if such exercise occurs on or after the time of a Conversion Event, the number of shares of Common Stock into which each share of Preferred Stock is converted shall be the number of shares of Common Stock into which each share of Preferred Stock was convertible at the time of the Conversion Event.
     Upon partial exercise of the Warrant, the Company shall promptly issue an amended Agreement representing the remaining Warrant Coverage hereunder. All other terms and conditions of such amended Agreement shall be identical to those contained herein, including, but not limited to the Effective Date hereof.
     (b) Exercise Prior to Expiration. To the extent this Agreement is not previously exercised as to all Preferred Stock subject hereto, and if the fair market value of one share of the Preferred Stock is greater than the Exercise Price then in effect, this Agreement shall be deemed automatically exercised pursuant to Section 3(a) (even if not surrendered) immediately before its expiration. For purposes of such automatic exercise, the fair market value of one share of the Preferred Stock upon such expiration shall be determined pursuant to Section 3(a). To the extent this Agreement or any portion thereof is deemed automatically exercised pursuant to this Section 3(b), the Company agrees to promptly notify the Warrantholder of the number of shares of Preferred Stock, if any, the Warrantholder is to receive by reason of such automatic exercise.
          SECTION 4. RESERVATION OF SHARES.
     During the term of this Agreement, the Company will at all times have authorized and reserved a sufficient number of shares of its Preferred Stock to provide for the exercise of the rights to purchase Preferred Stock as provided for herein, and shall have authorized and reserved a sufficient number of shares of its Common Stock to provide for the conversion of the Preferred Stock available hereunder; provided, however, that if at any time the number of authorized but unissued shares of Preferred Stock or Common Stock shall not be sufficient or shall not be sufficient to effect the conversion of the Preferred Stock available hereunder, the Company shall take such corporate action as may be necessary to increase its authorized but unissued shares of Preferred Stock or Common Stock, as applicable, to such number of shares as shall be sufficient for such purposes, including, without limitation, engaging in commercially reasonable best efforts to obtain the requisite stockholder approval of the necessary amendment to the Certificate of Incorporation.
          SECTION 5. NO FRACTIONAL SHARES OR SCRIP.
     No fractional shares or scrip representing fractional shares shall be issued upon the exercise of this Agreement, but in lieu of such fractional shares the Company shall make a cash payment therefor upon the basis of the Exercise Price then in effect.
          SECTION 6. NO RIGHTS AS SHAREHOLDER/STOCKHOLDER.
     This Agreement does not entitle the Warrantholder to any voting rights or other rights as a stockholder of the Company prior to the exercise of this Agreement.

          SECTION 7. WARRANTHOLDER REGISTRY.
     The Company shall maintain a registry showing the name and address of the registered holder of this Agreement. Warrantholder’s initial address, for purposes of such registry, is set forth below Warrantholder’s signature on this Agreement. Warrantholder may change such address by giving written notice of such changed address to the Company.
          SECTION 8. ADJUSTMENT RIGHTS.
     The Exercise Price and the number of shares of Preferred Stock purchasable hereunder are subject to adjustment, as follows:
     (a) Merger Event. If at any time there shall be Merger Event, then, as a part of such Merger Event, lawful provision shall be made so that the Warrantholder shall thereafter be entitled to receive, upon exercise of this Agreement, the number of shares of preferred stock or other securities or property of the successor corporation resulting from such Merger Event that would have been issuable if Warrantholder had exercised this Agreement immediately prior to the Merger Event. In any such case, appropriate adjustment (as determined in good faith by the Company’s Board of Directors) shall be made in the application of the provisions of this Agreement with respect to the rights and interests of the Warrantholder after the Merger Event to the end that the provisions of this Agreement (including adjustments of the Exercise Price and number of shares of Preferred Stock purchasable) shall be applicable in their entirety, and to the greatest extent possible. Without limiting the foregoing, in connection with any Merger Event, upon the closing thereof, the successor or surviving entity shall assume the obligations of this Agreement. Notwithstanding anything to the contrary contained herein, with respect to any Merger Event, the Warrantholder shall have the right to elect prior to the consummation of such Merger Event, to give effect to the exercise rights contained in Section 3 of this Agreement instead of giving effect to the provisions contained in this Section 8(a) with respect to this Warrant.
     (b) Reclassification of Shares. Except as set forth in Section 8(a), if the Company at any time shall, by combination, reclassification, exchange or subdivision of securities or otherwise, change any of the securities as to which purchase rights under this Agreement exist into the same or a different number of securities of any other class or classes, this Agreement shall thereafter represent the right to acquire such number and kind of securities as would have been issuable as the result of such change with respect to the securities which were subject to the purchase rights under this Agreement immediately prior to such combination, reclassification, exchange, subdivision or other change.
     (c) Subdivision or Combination of Shares. If the Company at any time shall combine or subdivide its Preferred Stock, (i) in the case of a subdivision, the Exercise Price shall be proportionately decreased, or (ii) in the case of a combination, the Exercise Price shall be proportionately increased.
     (d) Stock Dividends. If the Company at any time while this Agreement is outstanding and unexpired shall:
     (i) pay a dividend with respect to the Preferred Stock payable in Preferred Stock, then the Exercise Price shall be adjusted, from and after the date of determination of stockholders entitled to receive such dividend or distribution, to that price determined by multiplying the Exercise Price in effect immediately prior to such date of determination by a fraction (A) the numerator of which shall be the total number of shares of Preferred Stock outstanding immediately prior to such dividend or distribution, and (B) the denominator of which shall be the total number of shares of Preferred Stock outstanding immediately after such dividend or distribution; or

     (ii) make any other distribution with respect to Preferred Stock (or stock into which the Preferred Stock is convertible), except (i) any distribution specifically provided for in any other clause of this Section 8 and (ii) any accruing dividends set forth in Article FOURTH, Section B. 1. of the Company’s Charter or any comparable provision contained in the Company’s Charter for any other series of Preferred Stock issued after the Effective Date (“Accruing Dividends”), then, in each such case, provision shall be made by the Company such that the Warrantholder shall receive upon exercise or conversion of this Warrant a proportionate share of any such distribution as though it were the holder of the Preferred Stock (or other stock for which the Preferred Stock is convertible) as of the record date fixed for the determination of the stockholders of the Company entitled to receive such distribution.
     (e) Antidilution Rights. The Company shall promptly provide the Warrantholder with any restatement, amendment, modification or waiver of the Charter. The Company shall provide Warrantholder with prior written notice of any Subsequent Round to occur after the Effective Date of this Agreement, which notice shall include (a) the price at which such stock or security is to be sold, (b) the number of shares to be issued, and (c) such other information as necessary for Warrantholder to determine if a dilutive event has occurred.
     (f) Notice of Adjustments. If: (i) the Company shall declare any dividend or distribution upon its stock, whether in stock, cash, property or other securities (and until termination of the Loan Agreement, assuming Warrantholder consents to a dividend involving cash as contemplated by Section 7.7 of the Loan Agreement); (ii) the Company shall offer for subscription prorata to the holders of any class of its Preferred Stock or other convertible stock any additional shares of stock of any class or other rights; (iii) there shall be any Merger Event; (iv) there shall be an Initial Public Offering; (v) the Company shall sell, lease, license or otherwise transfer all or substantially all of its assets; or (vi) there shall be any voluntary dissolution, liquidation or winding up of the Company; then, in connection with each such event, the Company shall send to the Warrantholder: (A) at least twenty (20) days’ prior written notice of the date on which the books of the Company shall close or a record shall be taken for such dividend, distribution, subscription rights (specifying the date on which the holders of Preferred Stock shall be entitled thereto) or for determining rights to vote in respect of such Merger Event, dissolution, liquidation or winding up; (B) in the case of any such Merger Event, sale, lease, license or other transfer of all or substantially all assets, dissolution, liquidation or winding up, at least twenty (20) days’ prior written notice of the date when the same shall take place (and specifying the date on which the holders of Preferred Stock shall be entitled to exchange their Preferred Stock for securities or other property deliverable upon such Merger Event, dissolution, liquidation or winding up); and (C) in the case of an Initial Public Offering, the Company shall give the Warrantholder at least twenty (20) days’ written notice prior to the effective date thereof.
     Each such written notice shall set forth, in reasonable detail, (i) the event requiring the notice, and (ii) if any adjustment is required to be made, (A) the amount of such adjustment, (B) the method by which such adjustment was calculated, (C) the adjusted Exercise Price (if the Exercise Price has been adjusted), and (D) the number of shares subject to purchase hereunder after giving effect to such adjustment, and shall be given by first class mail, postage prepaid, or by reputable overnight courier with all charges prepaid, addressed to the Warrantholder at the address for Warrantholder set forth in the registry referred to in Section 7.
     (g) Timely Notice. Failure to timely provide such notice required by subsection (f) above shall entitle Warrantholder to retain the benefit of the applicable notice period notwithstanding anything to the contrary contained in any insufficient notice received by Warrantholder. For purposes of this subsection (g), the notice period shall begin on the date Warrantholder receives a written notice in accordance with Section 12(g) containing all the information required to be provided in such subsection (f).
     SECTION 9. REPRESENTATIONS, WARRANTIES AND COVENANTS OF THE COMPANY.
     (a) Reservation of Preferred Stock. The Preferred Stock issuable upon exercise of the Warrantholder’s rights hereunder as of the Effective Date has been duly and validly reserved and, when issued in accordance with the provisions of this Agreement, will be validly issued, fully paid and non-assessable, and will be free of any taxes, liens, charges or encumbrances of any nature whatsoever; provided, that the Preferred Stock issuable pursuant to this Agreement may be subject to restrictions on transfer under state and/or federal securities laws. On or prior to the Effective Date, the Company has made available to the Warrantholder true, correct and complete copies of its Charter and current bylaws. The issuance of certificates for shares of Preferred Stock upon exercise of this Agreement shall be made without charge to the Warrantholder for any issuance tax in respect thereof, or other cost incurred by the Company in connection with such exercise and the related issuance of shares of Preferred Stock; provided, that the Company shall not be required to pay any tax which may be payable in respect of any transfer and the issuance and delivery of any certificate in a name other than that of the Warrantholder, and no such issuance or delivery shall be made unless and until the person requesting such issuance has paid to the Company the amount of any such tax, or has established to the satisfaction of the Company that such tax has been paid.
     (b) Due Authority. The execution and delivery by the Company of this Agreement and the performance of all obligations of the Company hereunder, including the issuance to Warrantholder of the right to acquire the shares of Preferred Stock and the Common Stock into which it may be converted, have been duly authorized by all necessary corporate action on the part of the Company. This Agreement: (1) does not violate the Company’s Charter or current bylaws; (2) does not contravene any law or governmental rule, regulation or order applicable to it; and (3) does not and will not contravene any provision of, or constitute a default under, any indenture, mortgage, contract or other instrument to which it is a party or by which it is bound, other than, in the case of (2) and (3) above, any such violation or contravention that would not have a material adverse affect on the business or financial condition of the Company. This Agreement constitutes a legal, valid and binding agreement of the Company, enforceable in accordance with its terms, except as limited by applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance, and any other laws of general application affecting enforcement of creditors’ rights generally, and as limited by laws relating to the availability of specific performance, injunctive relief, or other equitable remedies.
     (c) Consents and Approvals. No consent or approval of, giving of notice to, registration with, or taking of any other action in respect of any state, federal or other governmental authority or agency is required with respect to the execution, delivery and performance by the Company of its obligations under this Agreement, except for the filing of notices pursuant to Regulation D under the Act and any filing required by applicable state securities law, which filings will be effective by the time required thereby.
     (d) Issued Securities. All issued and outstanding shares of Common Stock, Preferred Stock or any other securities of the Company have been duly authorized and validly issued and are fully paid and nonassessable. All outstanding shares of Common Stock, Preferred Stock and any other securities were issued in full compliance with all federal and state securities laws. In addition, as of the date immediately preceding the date of this Agreement:
     (i) The authorized capital of the Company consists of (A)100,000,000 shares of Common Stock, of which 3,066,663 shares are issued and outstanding, and (B)

10,719,511 shares of Preferred Stock, of which 521,852 are designated as Series A Preferred Stock, 2,901,052 are designated as Series B Preferred Stock and 7,296,607 are designated as Series C Preferred Stock. The following shares of Preferred Stock are issued and outstanding: 475,541 shares of Series A Preferred Stock; 2,901,052 shares of Series B Preferred Stock and 7,296,607 shares of Series C Preferred Stock.
     (ii) The Company has reserved 5,453,740 shares of Common Stock for issuance under its Glori Oil Limited Amended and Restated 2006 Stock Option and Grant Plan, under which 4,608,226 options are outstanding. There are no other options, warrants, conversion privileges or other rights presently outstanding to purchase or otherwise acquire any authorized but unissued shares of the Company’s capital stock or other securities of the Company, except for a warrant issued to Silicon Valley Bank dated August 5, 2008 and a warrant issued to GTI Glori Oil Fund I L.P. dated November 30, 2006. The Company has no outstanding loans to any employee, officer or director of the Company, and the Company agrees not to enter into any such loan or otherwise guarantee the payment of any loan made to an employee, officer or director by a third party.
     (iii) No stockholder of the Company has preemptive rights to purchase new issuances of the Company’s capital stock, other than as set forth in Section 4 of the Third Amended and Restated Investors’ Rights Agreement, dated as of December 30, 2011, among the Company and the investors named therein, as amended by the First Amendment to the Third Amended and Restated Investors’ Rights Agreement, dated as of January 19, 2012, among the Company and the investors named therein (the “Investors’ Rights Agreement”).
     (e) Insurance. As of the Effective Date, the Company has in full force and effect insurance policies, with extended coverage, insuring the Company and its property and business against such losses and risks, and in such amounts, as are customary for corporations engaged in a similar business and similarly situated and as otherwise may be required pursuant to the terms of any other contract or agreement.
     (f) Other Commitments to Register Securities. Except as set forth in the Investors’ Rights Agreement, the Company is not, pursuant to the terms of any other agreement in existence as of the Effective Date, under any obligation to register under the Act any of its presently outstanding securities or any of its securities which may hereafter be issued.
     (g) Exempt Transaction. Subject to the accuracy of the Warrantholder’s representations in Section 10, the issuance of the Preferred Stock upon exercise of this Agreement, and the issuance of the Common Stock upon conversion of the Preferred Stock, will each constitute a transaction exempt from (i) the registration requirements of Section 5 of the Act, in reliance upon Section 4(2) thereof, and (ii) the qualification requirements of the applicable state securities laws.
     (h) Compliance with Rule 144. If the Warrantholder proposes to sell Preferred Stock issuable upon the exercise of this Agreement, or the Common Stock into which it is convertible, in compliance with Rule 144 promulgated under the Act and if the Company is a reporting issuer as described in Rule 144(c)(1) promulgated under the Act, then, upon Warrantholder’s written request to the Company, the Company shall furnish to the Warrantholder, within ten days after receipt of such request, a written statement confirming the Company’s compliance with the filing requirements set forth in Rule 144(c)(1) promulgated under the Act, as such Rule may be amended from time to time.
     (i) Information Rights. From the Effective Date until the date a registration statement is declared effective in connection with an Initial Public Offering, Warrantholder shall be entitled to the information rights contained in Section 7.1 of the Loan Agreement, and Section 7.1 of the Loan Agreement is hereby incorporated into this Agreement by this reference as though fully set forth herein, provided, however, that the Company shall not be required to deliver a Compliance Certificate once all Indebtedness (as defined in the Loan Agreement) owed by the Company to Warrantholder has been repaid. Notwithstanding anything to the contrary contained herein, only Hercules Technology Growth Capital, Inc. and its Affiliates shall be entitled to the rights set forth in this Section 9(i) for so long as Warrantholder or an Affiliate is a Warrantholder and no other assignee or transferee of this Warrant or any of the rights hereunder shall be entitled to the information rights set forth in this Section 9(i).
     SECTION 10. REPRESENTATIONS AND COVENANTS OF THE WARRANTHOLDER.
     This Agreement has been entered into by the Company in reliance upon the following representations and covenants of the Warrantholder:
     (a) Investment Purpose. The right to acquire Preferred Stock or the Preferred Stock issuable upon exercise of the Warrantholder’s rights contained herein or the Common Stock issuable upon conversion of the Preferred Stock will be acquired for investment for the Warrantholder’s own account and not with a view to the sale or distribution of any part thereof, and the Warrantholder has, and at the time of exercise will have, no present intention of selling or engaging in any public distribution of the same except pursuant to registration or exemption under the Act.
     (b) Private Issue. The Warrantholder understands (i) that the Preferred Stock (and the Common Stock issuable upon conversion of the Preferred Stock) issuable upon exercise of this Agreement is not registered under the Act or qualified under applicable state securities laws on the ground that the issuance contemplated by this Agreement will be exempt from the registration and qualifications requirements thereof, (ii) that this Warrant and the Preferred Stock (and the Common Stock issuable upon conversion of the Preferred Stock) to be issued upon exercise hereof are “restricted securities” under the federal securities laws inasmuch as they are being acquired from the Company in a transaction not involving a public offering and that, under such laws and applicable regulations, such securities may be resold without registration under the Act only in certain limited circumstances, and (iii) that the Company’s reliance on such exemption is predicated on the representations set forth in this Section 10.
     (c) Financial Risk. The Warrantholder has such knowledge and experience in financial and business matters as to be capable of evaluating the merits and risks of its investment, and has the ability to bear the economic risks of the investment in this Warrant. The Warrantholder has had an opportunity to ask questions and receive answers from the Company regarding the terms and conditions of the offering of the Warrant and the business, properties, prospects and financial condition of the Company.
     (d) Risk of No Registration. The Warrantholder understands that if the Company does not register with the SEC pursuant to Section 12 of the Securities Exchange Act of 1934 (the “1934 Act”), or file reports pursuant to Section 15(d) of the 1934 Act, or if a registration statement covering the securities under the Act is not in effect when it desires to sell (i) the rights to purchase Preferred Stock pursuant to this Agreement or (ii) the Preferred Stock issuable upon exercise of the right to purchase, it may be required to hold such securities for an indefinite period. The Warrantholder also understands that any sale of (A) its rights hereunder to purchase Preferred Stock or (B) Preferred Stock issued or issuable hereunder which might be made by it in reliance upon Rule 144 promulgated under the Act may be made only in accordance with the terms and conditions of that Rule.

     (e) Accredited Investor. Warrantholder is an “accredited investor” within the meaning of the Rule 501 of Regulation D promulgated under the Act, as presently in effect.
     (f) Authorization. The Warrantholder has full power and authority to enter into this Agreement. This Agreement constitutes a legal, valid and binding agreement of the Warrantholder, enforceable in accordance with its terms.
     (g) Agreement to Comply with the Securities Act; Legend. The Warrantholder, by acceptance of this Warrant, agrees to comply in all respects with the provisions of this Section 10(g) and the restrictive legend requirements set forth on the face of this Warrant and further agrees that such Warrantholder shall not offer, sell or otherwise dispose of this Warrant or any shares of Preferred Stock or Common Stock to be issued upon exercise hereof except under circumstances that will not result in a violation of the Act. This Warrant and all Preferred Stock and Common Stock issued upon exercise of this Warrant (unless registered under the Act) shall be stamped or imprinted with a legend in substantially the form set forth on the first page of this Agreement.
     (h) Voting Agreement. Notwithstanding anything to the contrary contained herein, if this Warrant is exercised in whole or in part during the term of the Third Amended and Restated Voting Agreement, dated as of December 30, 2011, among the Company, each holder of the Company’s preferred stock and the holders of Common Stock named therein, as amended by the First Amendment to the Third Amended and Restated Voting Agreement, dated as of January 19, 2012, among the Company, each holder of the Company’s preferred stock and the holders of Common Stock named therein (as such agreement may be amended or amended and restated from time to time, the “Voting Agreement”), the Warrantholder shall become a party to the Voting Agreement by executing an Adoption Agreement or a counterpart signature page to the Voting Agreement agreeing to be bound by and subject to the terms of the Voting Agreement and any other documents required to be executed and delivered by the Voting Agreement, all in accordance with Section 6.1 of the Voting Agreement, as such provision may be amended or amended and restated from time to time. Compliance with this Section 10(h) shall be a pre-condition to the exercise of this Warrant and the issuance by the Company of any securities hereunder.
     (i) Lock-up Agreement. On or prior to the Effective Date, the Warrantholder shall enter into a lockup agreement in favor of the underwriters in connection with the Company’s contemplated initial public offering, as described in the Company’s Registration Statement on Form S-1 (333-177172), as amended, filed with the SEC.
          SECTION 11. TRANSFERS.
     In connection with a collateral arrangement arising out of Warrantholder’s borrowing arrangements with its lenders, each taker and holder of this Agreement, by taking or holding the same, consents and agrees that this Agreement, when endorsed in blank (and subject to the other transfer requirements set forth in this Section 11), shall be deemed negotiable, and that the holder hereof, when this Agreement shall have been so endorsed and its transfer recorded on the Company’s books, shall be treated by the Company and all other persons dealing with this Agreement as the absolute owner hereof for any purpose and as the person entitled to exercise the rights represented by this Agreement. Subject to compliance with applicable federal and state securities laws, the transfer conditions referred to in the legend endorsed hereon and the transfer conditions set forth in this Section 11, this Warrant and all rights hereunder are transferable, in whole or in part, by the Warrantholder without charge to the Warrantholder, upon surrender of this Warrant to the Company at its then principal executive offices with a properly completed and duly executed notice of transfer in the form attached hereto as Exhibit III (the “Transfer Notice”), together with funds sufficient to pay any transfer taxes described in Section 9(a) in connection with the making of such transfer. Upon such compliance, surrender and delivery and, if required, such payment, the transfer of the Warrant shall be recorded on the books of the Company and the Company shall execute and deliver a new Warrant in the name of the assignee or assignees and in the denominations specified in such Transfer Notice, and shall issue to the assignor a new Warrant evidencing the portion of this Warrant, if any, not so assigned and this Warrant shall promptly be cancelled. The Warrantholder shall not transfer the Warrant or any of the rights hereunder without the prior written approval of the Company, which approval shall not be unreasonably withheld, to any individual, person, corporation, partnership or other entity that is a direct competitor of the Company. Notwithstanding anything to the contrary contained herein, no assignee or transferee of this Warrant or any of the rights hereunder (except any Affiliate of Warrantholder) shall be entitled to the information rights set forth in Section 9(i) of this Agreement or any other non-public information relating to the Company.
          SECTION 12. MISCELLANEOUS.
     (a) Effective Date. The provisions of this Agreement shall be construed and shall be given effect in all respects as if it had been executed and delivered by the parties hereto on the date hereof. This Agreement shall be binding upon any successors and assigns of the Company and the successors and permitted assigns of the Warrantholder.
     (b) Remedies. In the event of any default hereunder, the non-defaulting party may proceed to protect and enforce its rights either by suit in equity and/or by action at law, including but not limited to an action for damages as a result of any such default, and/or an action for specific performance for any default where such party will not have an adequate remedy at law and where damages will not be readily ascertainable. Each party to this Agreement expressly agrees that it shall not oppose an application by the other party or any other person entitled to the benefit of this Agreement requiring specific performance of any or all provisions hereof or enjoining the breaching party from continuing to commit any such breach of this Agreement.
     (c) No Impairment of Rights. The Company will not, by amendment of its Charter or through any other means, avoid or seek to avoid the observance or performance of any of the terms of this Agreement, but will at all times in a commercially reasonable manner assist in the carrying out of all such terms.
     (d) Additional Documents. The Company, upon execution of this Agreement, shall provide the Warrantholder with certified resolutions relating to (i) the reservation of the Preferred Stock issuable upon exercise of the Warrantholder’s rights hereunder as of the Effective Date and (ii) the authorization of the execution and delivery by the Company of this Agreement and the performance of all obligations of the Company hereunder, including the issuance to the Warrantholder of the right to acquire the shares of Preferred Stock and the Common Stock into which it may be converted.
     (e) Attorney’s Fees. In any litigation, arbitration or court proceeding between the Company and the Warrantholder relating hereto, the prevailing party shall be entitled to attorneys’ fees and expenses and all costs of proceedings incurred in enforcing this Agreement. For the purposes of this Section 12(e), attorneys’ fees shall include without limitation fees incurred in connection with the following: (i) contempt proceedings; (ii) discovery; (iii) any motion, proceeding or other activity of any kind in connection with an insolvency proceeding; (iv) garnishment, levy, and debtor and third party examinations; and (v) post-judgment motions and proceedings of any kind, including without limitation any activity taken to collect or enforce any judgment.
     (f) Severability. In the event any one or more of the provisions of this Agreement shall for any reason be held invalid, illegal or unenforceable, the remaining provisions of this

Agreement shall be unimpaired, and the invalid, illegal or unenforceable provision shall be replaced by a mutually acceptable valid, legal and enforceable provision, which comes closest to the intention of the parties underlying the invalid, illegal or unenforceable provision.
     (g) Notices. Except as otherwise provided herein, any notice, demand, request, consent, approval, declaration, service of process or other communication that is required, contemplated, or permitted under this Agreement or with respect to the subject matter hereof shall be in writing, and shall be deemed to have been validly served, given, delivered, and received upon the earlier of: (i) the day of transmission by facsimile or hand delivery if transmission or delivery occurs on a Business Day at or before 5:00 pm in the time zone of the recipient, or, if transmission or delivery occurs on a non-Business Day or after such time, the first Business Day thereafter, or the first Business Day after deposit with an overnight express service or overnight mail delivery service; or (ii) the third calendar day after deposit in the United States mails, with proper first class postage prepaid, and shall be addressed to the party to be notified as follows:
If to Warrantholder:
HERCULES TECHNOLOGY GROWTH CAPITAL, INC.
Legal Department
Attention: Chief Legal Officer and Manuel Henriquez
400 Hamilton Avenue, Suite 310
Palo Alto, CA 94301
Facsimile: 650-473-9194
Telephone: 650-289-3060
With a copy to:
SIDLEY AUSTIN LLP
Attn: Pamela J. Martinson
1001 Page Mill Road, Bldg. 1
Palo Alto, CA 94304
Facsimile: 650-565-7100
Telephone: 650-565-7044
(i) If to the Company:
GLORI ENERGY INC.
Attention: Victor M. Perez, Chief Financial Officer
4315 South Drive
Houston, Texas 77053
Facsimile: 713-237-8585
Telephone: 832-412-1432
With a copy to:
FULBRIGHT & JAWORSKI L.L.P.
Attn: Charles D. Powell
Fulbright Tower
1301 McKinney, Suite 5100
Facsimile: 713-651-5246
Telephone: 713-651-5431

or to such other address as each party may designate for itself by like notice.
     (h) Entire Agreement; Amendments. This Agreement constitute the entire agreement and understanding of the parties hereto in respect of the subject matter hereof, and supersede and replace in their entirety any prior proposals, term sheets, letters, negotiations or other documents or agreements, whether written or oral, with respect to the subject matter hereof (including Lender’s revised proposal letter dated March 16, 2012). None of the terms of this Agreement may be amended except by an instrument executed by each of the parties hereto.
     (i) Headings. The various headings in this Agreement are inserted for convenience only and shall not affect the meaning or interpretation of this Agreement or any provisions hereof.
     (j) Advice of Counsel. Each of the parties represents to each other party hereto that it has discussed (or had an opportunity to discuss) with its counsel this Agreement and, specifically, the provisions of Sections 12(m), 12(n), 12(o), 12(p) and 12(r).
     (k) No Strict Construction. The parties hereto have participated jointly in the negotiation and drafting of this Agreement. In the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the parties hereto and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any provisions of this Agreement.
     (l) No Waiver. No omission or delay by a party to this Agreement at any time to enforce any right or remedy reserved to it, or to require performance of any of the terms, covenants or provisions hereof by the other party to this Agreement at any time designated, shall be a waiver of any such right or remedy, nor shall it in any way affect the right of such party to enforce such provisions thereafter.
     (m) Survival. Except as otherwise provided herein, all agreements set forth in Sections 10(g), 10(h) and 12(r) hereof and all representations and warranties contained in this Agreement shall survive the execution and delivery of this Agreement and the expiration or other termination of this Agreement.
     (n) Governing Law. This Agreement has been negotiated and delivered to Warrantholder in the State of California, and shall have been accepted by Warrantholder in the State of California. Delivery of Preferred Stock to Warrantholder by the Company under this Agreement is due in the State of California. This Agreement shall be governed by, and construed and enforced in accordance with, the laws of the State of California, excluding conflict of laws principles that would cause the application of laws of any other jurisdiction.
     (o) Consent to Jurisdiction and Venue. All judicial proceedings arising in or under or related to this Agreement may be brought in any state or federal court located in the State of California. By execution and delivery of this Agreement, each party hereto generally and unconditionally: (i) consents to nonexclusive personal jurisdiction in Santa Clara County, State of California; (ii) waives any objection as to jurisdiction or venue in Santa Clara County, State of California; and (iii) agrees not to assert any defense based on lack of jurisdiction or venue in the aforesaid courts. Service of process on any party hereto in any action arising out of or relating to this Agreement shall be effective if given in accordance with the requirements for notice set forth in Section 12(g), and shall be deemed effective and received as set forth in Section 12(g). Nothing herein shall affect the right to serve process in any other manner permitted by law or shall limit the right of either party to bring proceedings in the courts of any other jurisdiction.
     (p) Mutual Waiver of Jury Trial/Judicial Reference.

          (i) Because disputes arising in connection with complex financial transactions are most quickly and economically resolved by an experienced and expert person and the parties wish applicable state and federal laws to apply (rather than arbitration rules), the parties desire that their disputes be resolved by a judge applying such applicable laws. EACH OF THE COMPANY AND WARRANTHOLDER SPECIFICALLY WAIVE ANY RIGHT IT MAY HAVE TO TRIAL BY JURY OF ANY CAUSE OF ACTION, CLAIM, CROSS-CLAIM, COUNTERCLAIM, THIRD PARTY CLAIM OR ANY OTHER CLAIM (COLLECTIVELY, “CLAIMS”) ASSERTED BY THE COMPANY AGAINST WARRANTHOLDER OR ITS ASSIGNEE OR BY WARRANTHOLDER OR ITS ASSIGNEE AGAINST THE COMPANY. This waiver extends to all such Claims, including Claims that involve Persons other than the Company and Warrantholder; Claims that arise out of or are in any way connected to the relationship between the Company and Warrantholder; and any Claims for damages, breach of contract, specific performance, or any equitable or legal relief of any kind, arising out of this Agreement.
          (ii) If the waiver of jury trial set forth in Section 12(p)(i) is ineffective or unenforceable, the parties agree that all Claims shall be resolved by reference to a private judge sitting without a jury, pursuant to Code of Civil Procedure Section 638, before a mutually acceptable referee or, if the parties cannot agree, a referee selected by the Presiding Judge of the Santa Clara County, California. Such proceeding shall be conducted in Santa Clara County, California, with California rules of evidence and discovery applicable to such proceeding.
          (iii) In the event Claims are to be resolved by judicial reference, either party may seek from a court identified in Section 12(o), any prejudgment order, writ or other relief and have such prejudgment order, writ or other relief enforced to the fullest extent permitted by law notwithstanding that all Claims are otherwise subject to resolution by judicial reference.
     (q) Counterparts. This Agreement and any amendments, waivers, consents or supplements hereto may be executed in any number of counterparts, and by different parties hereto in separate counterparts, each of which when so delivered shall be deemed an original, but all of which counterparts shall constitute but one and the same instrument.
     (r) Specific Performance. The parties hereto hereby declare that it is impossible to measure in money the damages which will accrue to Warrantholder by reason of the Company’s failure to perform any of the obligations under this Agreement and agree that the terms of this Agreement shall be specifically enforceable by Warrrantholder. If Warrantholder institutes any action or proceeding to specifically enforce the provisions hereof, any person against whom such action or proceeding is brought hereby waives the claim or defense therein that Warrantholder has an adequate remedy at law, and such person shall not offer in any such action or proceeding the claim or defense that such remedy at law exists.
[Remainder of Page Intentionally Left Blank]

     IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by its officers thereunto duly authorized as of the Effective Date.

COMPANY:	GLORI ENERGY INC.

	By: Name:	/s/ Victor M. Perez Victor M. Perez
	Title:	Chief Financial Officer

WARRANTHOLDER:	HERCULES TECHNOLOGY GROWTH CAPITAL, INC.

	By:	/s/ K. Nicholas Martitsch

	Name:	K. Nicholas Martitsch
	Title:	Associate General Counsel

EXHIBIT I
NOTICE OF EXERCISE
To: [____________________________]
(1)	The undersigned Warrantholder hereby elects to purchase [_______] shares of the Series [__] Preferred Stock of [_________________], pursuant to the terms of the Agreement dated the [___] day of [______, _____] (the “Agreement”) between [_________________] and the Warrantholder, and [CASH PAYMENT: tenders herewith payment of the Purchase Price in full, together with all applicable transfer taxes, if any.] [NET ISSUANCE: elects pursuant to Section 3(a) of the Agreement to effect a Net Issuance.]
(2)	Please issue a certificate or certificates representing said shares of Series [__] Preferred Stock in the name of the undersigned or in such other name as is specified below and that Warrant Coverage in the amount of $[ ] remains under the Agreement.
(3)	In connection with the exercise of the Warrant, the Warrantholder hereby confirms that each of the representations and warranties made by the Warrantholder in Section 10(a) through Section 10(e) of the Agreement are accurate in all respects as of the date of this Notice of Exercise as if made on the date hereof.

(Name)

(Address)

WARRANTHOLDER: HERCULES TECHNOLOGY GROWTH CAPITAL, INC.

By:

Title:

Date:

EXHIBIT II
ACKNOWLEDGMENT OF EXERCISE
The undersigned [__________________________], hereby acknowledge receipt of the “Notice of Exercise” from Hercules Technology Growth Capital, Inc. to purchase [____] shares of the Series [__] Preferred Stock of [_________________], pursuant to the terms of the Agreement, and further acknowledges that [$______] of Warrant Coverage remains subject to the terms of the Agreement.

COMPANY:	GLORI ENERGY, INC.

By:

Title:

Date:

EXHIBIT III
TRANSFER NOTICE
(To transfer or assign the foregoing Agreement execute this form and supply required information. Do not use this form to purchase shares.)
FOR VALUE RECEIVED, the foregoing Agreement and all rights evidenced thereby are hereby transferred and assigned to

(Please Print)
whose address is

Dated:

Holder’s Signature:

Holder’s Address:

Signature Guaranteed:
NOTE: The signature to this Transfer Notice must correspond with the name as it appears on the face of the Agreement, without alteration or enlargement or any change whatever. Officers of corporations and those acting in a fiduciary or other representative capacity should file proper evidence of authority to assign the foregoing Agreement.